Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of April 1, 2019 (the “Effective Date”) by and between Riley Exploration – Permian LLC, a Delaware limited liability company (the “Company”) and Bobby D. Riley (the “Employee”).

RECITALS

WHEREAS, the Company and its current and future subsidiaries and Affiliates (as defined below) in which the Company, directly or indirectly, has an interest (such subsidiaries and Affiliates, the “Company Group”) are engaged in oil and natural gas exploration and production, including owning, operating, leasing, acquiring, exploring, marketing, developing, producing, and otherwise disposing of oil and gas interests involving oil, natural gas, and natural gas liquid reserves in the Permian Basin (the “Business”); and

WHEREAS, the Company has employed Employee to provide services to the Business prior to this Agreement pursuant to an Employment Letter, dated as of June 26, 2018 (as amended), by and between the Company and Employee summarizing the material terms of employment (the “Employment Letter”), including the execution and delivery of this Agreement; and

WHEREAS, the Company desires to continue to employ Employee to provide services to the Business after the Effective Date, and Employee desires to continue to be employed by the Company after the Effective Date, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:

TERMS

1.            Employment and Position. During the Term (as defined below), the Company shall continue to employ Employee as its President and Chief Executive Officer, which is the same position as Employee held immediately before the Effective Date, and Employee shall continue to serve in such capacity, subject to the terms and conditions of this Agreement. Employee shall during the Term continue to report directly to the Company’s Board of Managers (“Board”).

2.            Duties.

(a)          Duties for the Company and the Company Group; Definition of Affiliate. During the Term (as defined below), the Employee shall continue to have the same duties, responsibilities, and authorities for the Company as he had immediately before the Effective Date in addition to such duties, responsibilities, and authorities as may be lawfully assigned by the Board in its reasonable discretion, including without limitation duties, responsibilities, and authorities with respect to the Company Group and their Affiliates. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

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(b)          Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), Employee shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the Business and affairs of the Company and the Company Group as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or the Company Group, in each case as determined by the Company’s Board in its sole discretion, Employee may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of any such company’s outstanding securities, and (iii) passively invest his personal assets in such form or manner as will not require any services by Employee in the operation of the entities in which such investments are made.

(c)          Compliance with Company Policies. During the Term (as defined below), Employee shall comply with all applicable Company rules and policies as a condition of employment.

(d)          Duty of Loyalty. During the Term (as defined below), Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each member of the Company Group, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Employee shall make full disclosure to the Board of all opportunities pertaining to the Business of the Company and the Company Group that come to his attention during the Term and shall not appropriate for his own benefit any such Business opportunities concerning the subject matter of the fiduciary relationship.

3.            Primary Work Location. Although Employee shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location during the Term (as defined below) shall be at the Company’s headquarters in Oklahoma City, Oklahoma.

4.            Term of Agreement and Employment.

(a)          Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of three (3) years commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 6.

(b)          Renewal Term. Notwithstanding Section 4(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with Section 6. The Company’s non-renewal of this Agreement pursuant to this Section 4(b) shall be deemed a “termination without Cause” for purposes of this Agreement.

(c)          Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.

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5.            Compensation and Employment Benefits. In consideration of the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Employee with the following compensation and employment benefits during the Term:

(a)          Base Salary. The Company shall provide Employee with an annualized base salary of no less than $489,250.00 (the “Base Salary”), prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Board may review the Base Salary in good faith during the Term and may delegate its authority under this Agreement to the Compensation Committee of the Company (the “Compensation Committee”), provided that, except as provided in Section 15(c) below, such delegation shall not constitute authority to modify or amend the terms of this Agreement without the consent of the Employee, as provided by Section 21 below.

(b)          Discretionary Bonuses and Other Discretionary Incentive Compensation.

(i)          Annual Bonus. Beginning with fiscal year 2019, Employee shall be eligible to receive annual discretionary bonuses in cash (each, a “Annual Bonus”) during each fiscal year of his employment with the Company in accordance with this Section to the same extent similarly situated executives of the Company; provided, however, that, notwithstanding any other provision of this Agreement, that the Annual Bonus for fiscal year 2019 shall not be prorated. The amount of any Annual Bonus shall be determined by the Board in its sole discretion based on its assessment of Employee’s performance against applicable performance objectives as well as Company performance. Factors such as whether Annual Bonuses are paid, eligibility for Annual Bonuses, when such Annual Bonuses are paid, and the amount of Annual Bonuses are at the sole discretion of the Board. Although the amount of any Annual Bonuses is determined by the Board in its sole discretion, the annual target for Annual Bonuses shall be 50% of Employee’s then-current Base Salary for full achievement of performance goals and objectives as determined by the Board in its sole discretion. Except as provided below in this Agreement, Employee shall not be eligible to receive an Annual Bonus unless he remains employed by the Company through the date on which such Annual Bonus is paid.

(ii)           Annual Equity Award. Employee shall be eligible to receive an annual performance-based equity award under the Company’s then-existing incentive equity plan with an expected target grant date fair market value equal to 100% of Employee’s Base Salary (the “Annual Equity Award”). Employee’s entitlement to the Annual Equity Award remains subject to approval by the Board and shall be granted pursuant to, and subject to, the Company’s 2018 Long Term Incentive Plan (as it may be amended from time to time, the “LTIP”) and a Restricted Unit Award Agreement or Restricted Unit Option Award Agreement, as applicable (each, an “Award Agreement”), in the form established by the Board in its sole discretion.

(iii)          Other Benefits. Employee shall also be eligible to receive discretionary bonuses that may be declared by the Board in its sole discretion and to participate in all of the Company’s discretionary short-term and long-term incentive compensation plans, programs, and arrangements, if any, generally made available to other similarly situated senior executive officers of the Company.

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(iv)           Payment. All Annual Bonuses earned and payable to Employee by the Company shall be paid to Employee in a lump sum as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Bonus was earned. All Annual Equity Awards earned by Employee shall be granted to Employee as soon as practicable following (x) the end of the Company’s fiscal year and (y) the Company’s receipt of a third party valuation for each fiscal year of such grant; provided that Employee remains employed by the Company through the date on which such Annual Award is granted. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, Employee shall be eligible to receive the Annual Bonus for the fiscal year in which such Employee’s employment is terminated if such termination is: (i) by the Company without Cause, or (ii) by Employee for Good Reason; provided, however, that such Annual Bonus shall be paid on the date that Annual Bonuses are paid to other senior executive officers of the Company but in no event later than 2½ months after the end of the taxable year in which any substantial risk of forfeiture with respect to such Annual Bonuses lapses and the Annual Bonus amount shall be determined by the Board in its sole discretion based on its assessment of the Annual Bonus amount that Employee would have received based on achievement of performance goals for the applicable fiscal year containing the Termination Date.

(c)           Welfare, Pension and Incentive Benefit. During the Term, Employee (and Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment, and travel accident insurance plans and programs. In addition, during the Term, Employee will be eligible to participate in all 401(k), retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.

(h)          Vacation. Employee shall be entitled to 6 weeks per year of paid vacation in accordance with the Company’s vacation policy during the Term. Employee may use his vacation in a reasonable manner based upon the business needs of the Company. Unless otherwise specifically permitted under the Company’s vacation policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year. Unless required by such vacation policy, any amounts accrued and owing for the applicable year shall not be paid to Employee upon the termination of his employment with the Company, regardless of the reason for such termination.

(i)           Fringe Benefits. During the Term, the Company will provide Employee with such other fringe benefits as commensurate with Employee’s position as determined by the Board in its sole discretion.

(j)           Reimbursement of Business Expenses. Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2½ months following the end of the taxable year in which the applicable expense was incurred.

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(k)          Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.

6.            Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

(a)          Death; Inability to Perform. This Agreement shall terminate immediately if the Employee dies and may be terminated upon notice to the Employee by the Company of his Inability to Perform (as defined below). If Employee’s employment hereunder shall terminate on account of his death or Inability to Perform (as defined below), then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee (or Employee’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Obligations (as defined below). “Inability to Perform” shall be deemed to occur when: (i) Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of Employee at any time after he has been absent for a period of at least 90 consecutive calendar days or 120 calendar days in any 12-month period) that Employee has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.

(b)          By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean any act or omission of Employee that constitutes any: (i) material breach of this Agreement, (ii) Employee’s failure or refusal to perform Employee’s duties, including, but not limited to, the failure or refusal to follow any lawful directive of the Board within the reasonable scope of Employee’s duties, (iii) material violation of any written employment policy or rule of the Company or the Company Group, which results, or is likely to result in, any material reputational, financial, or other harm to the Company or the Company Group, (iv) misappropriation of any funds, property, or business opportunity of the Company or the Company Group, (v) illegal use or distribution of drugs or any abuse of alcohol in any manner that adversely affects Employee’s performance, (vi) fraud upon the Company or the Company Group or bad faith, dishonest, or disloyal acts or omissions toward the Company or the Company Group, (vii) commission, indictment, or conviction of any felony or any misdemeanor involving moral turpitude, or (viii) other acts or omissions contrary to the best interests of the Company or the Company Group which has caused, or is likely to cause, material harm to them. If the Board determines in its sole discretion that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Board determines in its sole discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

(c)          By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing advance written notice to Employee that the Company is terminating the Agreement without Cause. For purposes of this Agreement, a “termination without Cause” by the Company shall include the Company’s non-renewal of this Agreement in accordance with Section 4(b).

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(d)          By Employee with Good Reason. Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) a material diminution in Employee’s Base Salary, duties, responsibilities, or authorities; (ii) a requirement that Employee report to an officer or employee other than the Board; (iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; (iv) any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(e)          By Employee Without Good Reason. Employee may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 30 days’ written notice to the Company that Employee is terminating the Agreement without Good Reason.

(f)          Expiration of Term; Non-Renewal. Either party may terminate this Agreement by providing a proper notice of non-renewal to the other party in accordance with Section 4(b). For purposes of this Agreement, including without limitation Section 4(b) and Section 6(c) hereto, a “termination without Cause” shall include the Company’s non-renewal of this Agreement.

(g)          Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Employee’s death, the date of death, (ii) if this Agreement is terminated because of Employee’s Inability to Perform, the date the Company notifies Employee of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by Employee for Good Reason, or by Employee without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination, and (iv) if this Agreement is terminated by either party giving a proper notice of non-renewal as permitted in Section 4(b) above, the last day of the Term.

7.            Payments and Benefits Due Upon Termination of Agreement.

(a)          Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, and all earned but unpaid Annual Bonus due as of the Termination Date, (ii) provision to Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date, (iii) payment to Employee of any accrued unused vacation owed to Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

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(b)          Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 6(c) (including the Company’s non-renewal of this Agreement) or by Employee resigning his employment for Good Reason in accordance with Section 6(d), the Company shall have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Separation Benefits”) to Employee: (i) an amount equal to one times the sum of the Base Salary in effect immediately before the Termination Date plus the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 7 shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (together, the “Separation Pay”); and (ii) during the six-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group heath insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The Separation Pay shall be paid to Employee in a lump sum within 60 days of the Termination Date; provided, however, that no Separation Pay shall be paid to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by Employee.

For the avoidance of doubt, Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).

(c)          Impact of Termination of Employment on Annual Equity Awards. Notwithstanding any other provision of this Agreement, the treatment of Employee’s Annual Equity Awards, and any other awards received by Employee during the Term pursuant to the LTIP, upon termination of Employee’s employment with the Company shall be exclusively governed by the terms and conditions of the LTIP and/or the applicable Award Agreement.

8.            Payments and Benefits Due Upon Certain Change of Control Events. The parties acknowledge that Employee has entered into this Agreement based on his confidence in the current Members of the Company and the support of the Board. Accordingly, if the Company should undergo a Change of Control the parties agree as follows:

(a)          Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i)          Change of Control: means (a) any consolidation or merger of the Company in which the members of the Company immediately prior to the merger do not own more than 50% of the outstanding Membership Units (as defined in the LTIP) (on a fully diluted basis) or other securities of the Company or the surviving entity immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate of the Company), (c) the members of the Company approve any plan or proposal for liquidation or dissolution of the Company, (d) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding Membership Units of the Company (based upon voting power) or (e) as a result of or in connection with a contested election of the Board, the persons who were managers of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change of Control shall not include (i) the initial public offering of the equity interests of the Company, (ii) any capital raising transaction that is approved by the Board, or (iii) any internal restructuring transaction approved by the Board.

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(ii)         COC Effective Date: means the date upon which a Change of Control occurs.

(iii)        Code: means Internal Revenue Code of 1986, as amended from time to time.

(b)          Change-of-Control Benefits. If Employee is employed by the Company on the COC Effective Date and this Agreement is terminated on or before the six-month anniversary of the COC Effective Date by the Company without Cause in accordance with Section 6(c) or by Employee for Good Reason in accordance with Section 6(d), then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 7(b): (i) an amount equal to two and one-half times the sum of the Base Salary in effect immediately before the Termination Date plus two and one-half times the sum of the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 8 shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (together, the “COC Pay”); and (ii) during the 6-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group heath insurance plan pursuant to COBRA or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The COC Pay shall be paid to the Employee in a lump sum within 60 days of the Termination Date; provided, however, that no COC Pay shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee.

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For the avoidance of doubt, Employee shall not be entitled to the Change-of-Control Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).

9.            Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Internal Revenue Code, as amended (the “Code”)), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

10.          Conditions on Receipt of Separation Benefits and Change-of-Control Benefits.

(a)          Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of the Separation Benefits or the Change-of-Control Benefits, as applicable, is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under Sections 11-13 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b)          Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Separation Benefits or the Change-of-Control Benefits, as applicable, only if the termination of this Agreement constitutes Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).

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11.          Confidential Information.

(a)          Scope and Definition of Confidential Information. Employee acknowledges that the Company and the Company Group have developed substantial goodwill with their employees, customers, and others with which they do business and competitively valuable information in connection with the Business. Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to Employee: any information used in the Business that gives the Company, the Company Group, or their Affiliates an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation, and includes without limitation all trade secrets (as defined by applicable law); technical information, including all ideas, prospects, proposals, and other opportunities pertaining to exploring, producing, gathering, transporting, marketing, treating, or processing of hydrocarbons and related products and services, inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and contracts; advertising information, including costs and strategies; customer information, including customer contacts, customer lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers; information about future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company, the Company Group, or their Affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.

(b)          Agreement to Provide Confidential Information to Employee. In exchange for Employee’s promises in this Agreement, the Company agrees during the Term to provide Employee with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities under this Agreement.

(c)          Agreement to Return Company Property and Confidential Information. At any time during the Term upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, Employee shall return to the Company all property of the Company or the Company Group in his possession or under his control, including without limitation all Confidential Information.

(d)          Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. Employee acknowledges and agrees that (i) due to their Business, the Company and the Company Group will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company and the Company Group; and (iii) he has no right, other than under this Agreement, to receive any Confidential Information. Employee shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company and the Company Group in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the Board. Employee shall promptly advise the Board in writing of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.

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(e)          Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company or the Company Group to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to Employee (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.

12.          Non-Competition and Non-Solicitation Restrictive Covenants.

(a)          Acknowledgment of Competitive Business. Employee acknowledges and agrees that (i) the Business of the Company and the Company Group is highly competitive; (ii) he is entitled by virtue of his position of trust and confidence with the Company and the Company Group and his duties, responsibilities, and authorities under this Agreement to access Confidential Information which could be used by competitors of the Company and the Company Group in a manner that would irreparably harm their competitive position in the marketplace; (iii) he will be responsible under this Agreement and as the trusted representative of the Company and the Company Group for developing and continuing valuable business relationships and goodwill on behalf of them with their most important customers, vendors, and employees; (iv) he could call on such relationships, goodwill, and Confidential Information if he competed against the Company or the Company Group to gain an unfair competitive advantage that would irreparably harm them; and (v) the goodwill and Confidential Information Employee will develop and receive pursuant to this Agreement will enhance his reputation in the Business and increase his earning capacity.

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(b)          Acknowledgment of Need for Protection. Employee further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Confidential Information and goodwill if he were to compete against the Company or the Company Group in the Business. It is, therefore, reasonable and proper for the Company and the Company Group to protect against the intentional or inadvertent use of the Confidential Information and goodwill in competition with them in the Business. Accordingly, Employee agrees that a prohibition against his competing with the Company and the Company Group in the Business or soliciting customers, vendors, employees, or other service providers of the Company or the Company Group during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group.

(c)          Covenant not to Compete. Beginning on the Effective Date and continuing for 12 months after the termination of Employee’s employment with the Company, regardless of the reason for such termination (the “Restricted Period”), Employee shall not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or the Company Group.

(d)          Covenant not to Solicit. During the Restricted Period, Employee shall not solicit, directly or indirectly, actively or inactively, any employees or independent contractors of the Company or the Company Group to become employees or independent contractors of another person or business.

(e)          Permitted Exception. Employee shall be permitted without violating Sections 2(b), 2(d), 12(c), or 12(d) of this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of such company’s outstanding securities as long as (i) these activities do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement, and (ii) Employee fully complies with his otherwise applicable obligations under this Agreement.

13.          Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee before or after the Effective Date, alone or jointly, in the performance of his duties, responsibilities, or authorities for the Company or the Company Group (the “Inventions”) shall be the sole and exclusive property of the Company and the Company Group, as applicable. Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of his duties, responsibilities, or authorities for the Company and the Company Group are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and the Company Group. Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and the Company Group without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and the Company Group as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and the Company Group under this Agreement.

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14.          Duties of Confidentiality and Loyalty Under the Common Law. Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Company and the Company Group.

15.          Survival and Enforcement of Covenants; Remedies.

(a)          Survival of Covenants. Employee’s covenants in Sections 11-13 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or the Company Group (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company or the Company Group of those covenants.

(b)          Enforcement of Covenants. Employee acknowledges and agrees that his covenants in Sections 12 and 13 are ancillary to the otherwise enforceable agreements by the Company under Section 5(b)(ii) to provide him with equity awards and under Section 11 to provide him with previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group. Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 11-13 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

(c)          Remedies. In the event of breach or threatened breach by Employee of any of his covenants in Sections 11, 12, or 13, the Company and the Company Group shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company and the Company Group may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Employee breaches any of his covenants in Section 12, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of Sections 11, 12, or 13 without the approval of Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.

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(d)          After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Employee is eligible to receive the Separation Benefits or the Change-of-Control Benefits, as applicable, but, after such determination, the Company subsequently acquires evidence and determines that (i) Employee has materially breached the terms Sections 2, 11, or 12; or (ii) a Cause condition existed prior to the Termination Date that, if curable, was not cured prior to the Termination Date, and that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 6(b), then the Company shall have the right to cease the payment of any future installments of any such payments, as applicable, and Employee shall promptly return to the Company all installments of such payments, as applicable, received by Employee prior to the date that the Company determines that the conditions of this Section 15(d) have been satisfied.

(e)          Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures to the extent required by applicable law or any applicable securities exchange listing standards, including such policies and procedures applicable to this Agreement with retroactive effect.

16.          Successors and Assigns. Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board. The Company may assign this Agreement without Employee’s further consent to any Affiliate, any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group; provided, however, that in the event of a Change of Control, the Company shall cause the surviving entity in any such Change of Control to assume the Company’s obligations under Sections 7 and 8 to the extent such obligations have not yet been fully performed; and provided further, that in the event that the Company consummates an initial public offering during the Term, each of Employee and the Company agree to work together in good faith to amend certain terms of this Agreement to be consistent with employment agreements of similarly situated publicly-traded companies, provided that such amendments shall not materially alter the compensation and benefits provided to the Employee hereunder. In the event of Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives and any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

17.          Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

18.          Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party in a court of competent jurisdiction as determined by such court, or that prevails in the resolution of such dispute as determined by the court, shall be entitled to recover from the other party its or his reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.

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19.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters, including without limitation, the Employment Letter. Employee acknowledges and agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any. Notwithstanding anything to the contrary in this Section 19, nothing in this Agreement shall impair or otherwise limit Employee’s rights and/or the Company’s obligations under any indemnification agreement by and between the Company and Employee that may be entered into during the Term.

20.          Inconsistencies. Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of this Agreement shall govern.

21.          Amendment. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its Affiliate is listed.

22.          Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

23.          Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.

24.          Governing Law; Venue. This Agreement shall be governed by the laws of the State of Oklahoma, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Oklahoma County, Oklahoma. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

25.          Third-Party Beneficiaries. The Company Group and the Company’s other Affiliates shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.

26.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

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27.          Code Section 409A.

(a)          Code Section 409A. The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(b)          Specified Employee Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

(c)          Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

28.          Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Employee therefore has the right, and is encouraged by this Section, to consult with a tax advisor of his choice before signing this Agreement. Employee is also encouraged by this Section to consult with an attorney of his choice before signing this Agreement.

29.          Representations of Employee. Employee represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company any other member of the Company Group any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

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30.          Cooperation. The parties agree that certain matters in which Employee will be involved during the Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, to the extent reasonably requested by the Board, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. The Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that Employee is required to spend substantial time on such matters as determined by the Company in its sole discretion, the Company shall compensate Employee at an hourly rate based on Employee’s Base Salary on the Termination Date.

31.          Survival. The following shall provisions shall survive the termination of Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 7 (“Payments and Benefits Due Upon Termination of Agreement”), Section 8 (“Payments and Benefits Due Upon Certain Change-of-Control Events”), Section 9 (“Parachute Payment Limitation”), Section 10 (“Conditions on Receipt of Separation Benefits and Change-of-Control Benefits”), Section 11 (“Confidential Information”), Section 15 (“Survival and Enforcement of Covenants; Remedies”), Section 17 (“Waiver of Right to Jury Trial”), Section 18 (“Attorneys’ Fees and Other Costs”), Section 19 (“Entire Agreement”), Section 20 (“Inconsistencies”), Section 24 (“Governing Law; Venue”), Section 30 (“Cooperation”), and Section 32 (“Notices”).

32.          Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received or rejected if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested:

If to Employee, addressed to:	If to the Company, addressed to:

Bobby D. Riley 115 S Curly Willow Circle The Woodlands, TX 77375 or the last known residential address reflected in the Company’s records	Riley Exploration – Permian, LLC 29 East Reno, Suite 500 Oklahoma City, OK 73104 Attention: Jeffrey M. Gutman

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

[Signature Page Follows]

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AGREED as of the dates signed below:

riley exploration – Permian, LLC		EMPLOYEE

By:	/s/ Jeffrey M. Gutman	By:	/s/ Bobby D. Riley
	Name: Jeffrey M. Gutman		Bobby D. Riley
Title: Chief Financial Officer

Date Signed:	4/1/2019	Date Signed:	April 1, 2019